Exhibit A

Joint Filing Agreement

The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the Common Stock, par value $0.001 per share, of Plus Therapeutics, Inc. shall be filed on behalf of the undersigned.

SCHONFELD STRATEGIC ADVISORS LLC

By:  /s/ Thomas Wynn

Name: Thomas Wynn

Title: Chief Compliance Officer

SASSICAIA CAPITAL ADVISERS LLC

By:  /s/ John Thurber

Name: John Thurber

Title: Chief Compliance Officer

Date: February 14, 2020